AMENDMENT NO. 1
                                       TO
                        KINDERCARE LEARNING CENTERS, INC.
                     NONQUALIFIED DEFERRED COMPENSATION PLAN


KinderCare Learning Centers, Inc.
A Delaware corporation
650 NE Holladay, Suite 1400
Portland, OR  97232                                                      Company

     The Plan, as restated effective January 1, 1999, is amended to read as follows:

     1.   Payment upon Termination before Retirement

          In order to provide for automatic payment to a participant whose employment terminates before retirement, the following changes are made:

          1.1  The cross-reference, "6.3," is inserted in 6.2 before "6.5".

          1.2  The following sentence is added at the end of 6.3:

     The vested accounts of a participant whose employment terminates for any reason other than disability or death before the participant has both attained age 55 and completed 10 or more years of employment with an Employer shall be paid to the participant in a lump sum as soon as practicable after such termination.

          1.3 At the beginning of 6.4 the phrase "A participant's vested accounts" is changed to "The vested accounts of a participant who is not paid out in a lump sum in accordance with 6.3".

     2.   Change of Control

          In order to make the Plan internally consistent and consistent with the Company's other arrangements, the following changes are made:

          2.1 In 8.1(b) the phrase "If selected in the participant's deferral election," is deleted and "in" is changed to "In".

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          2.2 Subsection 8.8 is revised to read as follows:

               8.8 For purposes of 8.7, "Change of Control" means:

                    (a) A sale of all or substantially all the assets of
               the Company (other than in connection with financing transactions, sale and leaseback transactions or other similar transactions) to a person who is not an affiliate (as such term is defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended) of Kohlberg Kravis Roberts & Co., L.P. ("KKR") (such affiliates hereinafter "KKR Affiliates" and, together with KKR, the "KKR Entities");

                    (b) A sale by KKR or any KKR Affiliate resulting in
               more than 50 percent of the voting stock of the Company being held by a person or group that does not include a KKR Entity; or

                    (c) A merger or consolidation of the Company into
               another person which is not a KKR Entity or any dilution of KKR's beneficial ownership interest in the Company which results in the KKR Entities owning less than 50 percent of the outstanding shares of the Common Stock of the Company, if and only if any such event results in the inability of the KKR Entities to elect a majority of the Board of Directors of the Company (or the resulting entity).

          2.3 The term "change in control" is changed to "Change of Control" each place it appears in the Plan. "Change of Control" is added to the Index of Terms with a reference to 8.8.

     3.   Effective Date

          The changes made by this Amendment shall be effective August 1, 2002. The vested accounts of a participant who has terminated employment in the past before both attaining age 55 and completing five years of employment with an Employer shall be paid out in a lump sum as soon as practicable after that date.

                                       KinderCare Learning Centers, Inc.


                                       By /s/ DAVID J. JOHNSON
                                          --------------------------------------
                                       Name of signer: David J. Johnson,
                                                       Chairman and Chief
                                                         Executive Officer

                                       Dated: November 15, 2002

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